Exhibit 99.E

RECENT DEVELOPMENTS

Selected Economic Information of the Republic of the Philippines

	2017	2018	2019	2020	2021		2022 (1)
	(₱ in billions, except as indicated)
GDP (at then-current market prices)	16,556.7	18,265.2	19,517.9	17,951.6	19,410.6		10,322.8
GDP (at constant 2018 prices)	17,176.0	18,265.2	19,382.8	17,537.8	18,538.1		9,603.3
GDP per capita, PPP concept (in $ at then-current market prices)(2)	8,199	8,793	9,363	8,457	9,190		10,458
GDP growth rate (%) (at constant 2018 prices)	6.9	6.3	6.1	(9.5)	5.7		7.8
Consumer price inflation rate (2018 CPI basket)(3)	2.9	5.2	2.4	2.4	3.9		5.1	(4)
Government surplus/(deficit) as % of GDP (at then-current market prices)	(2.1)	(3.1)	(3.4)	(7.6)	(8.6)		(6.5)
Government debt at end of period as % of GDP (at then-current market prices)	40.2	39.9	39.6	54.6	60.4		62.1
Public sector borrowing requirement(5)	(319.1)	(547.3)	(626.2)	(1,350.8)	(1,604.3)		N/A
Consolidated public sector financial position(6)	(4.6)	(171.0)	(184.6)	(976.4)	(1,073.0)		N/A
Current account surplus/(deficit) as % of GDP (at then-current market prices)	(0.7)	(2.6)	(0.8)	3.2	(1.5)		(6.1)
Overall balance of payments position at end of period as % of GDP (at then-current market prices)(7)	(0.3)	(0.7)	2.1	4.4	0.3		(1.6)
Direct domestic debt of the Government (in million ₱)(8)(9)	4,441,260	4,776,859	5,127,600	6,694,687	8,170,414		8,943,389	(10)
Direct external debt of the Government (in million $)(9)(11)	44,261	47,860	51,252	64,562	69,803		72,603	(10)
Public sector domestic debt(12)	5,830.7	6,065.3	6,307.7	6,712.4	7,315.0		6,981.0	(13)
Public sector external debt(11)(12)	2,562.4	2,891.8	2,966.9	3,406.7	3,939.8		4,207.6	(13)
Unemployment rate (%)	5.7	5.3	5.1	10.3	7.8	(14)	5.3	(15)
Gross international reserves (in billion $)(10)(16)	81.6	79.2	87.8	110.1	108.8		93.0	(17)

Sources: Philippine Statistics Authority; Bureau of the Treasury; Department of Finance, Bangko Sentral.

Notes:

(1)	Preliminary data as of June 30, 2022, unless otherwise stated.

(2)	Figure represents annualized per capita GDP, PPP concept. Amounts in pesos have been translated into U.S. dollars using the average Bangko Sentral reference exchange rates for the applicable period.
(3)

Effective February 4, 2022, the base year of the Consumer Price Index (“CPI”) was updated from 2012 to 2018. The rebasing of the CPI is done periodically (1) to ensure that the CPI market basket continues to capture goods and services commonly purchased by households over time; (2) to update expenditure patterns of households; and (3) to synchronize its base year with the 2018 base year of the GDP and other indices. 2022 figures are based on preliminary data as of September 30, 2022. 2022 data is an average of monthly inflation figures.

(4)	Preliminary data as of September 30, 2022.
(5)

Represents the aggregate deficit or surplus of the Government, the Central Bank-Board of Liquidation (the “CB-BOL”), the Oil Price Stabilization Fund and the major GOCCs (as defined below), the debt of which comprises virtually all the debt incurred by GOCCs.

(6)

Comprises the aggregate deficit or surplus of the Government, the CB-BOL’s accounts, the major GOCCs, the Social Security System, the Government Service Insurance System, Bangko Sentral, the GFIs and local government units.

(7)

Overall balance of payments has been revised to reflect late reports, post-audit adjustments and final data from companies. See “Balance of Payments—Revisions” for a more detailed discussion of recent and pending revisions to previously reported data.

(8)

Represents debt of the Government only and does not include other public sector debt. Includes direct debt obligations of the Government, the proceeds of which are on-lent to GOCCs and other public sector entities, but excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government.

(9)	Amounts in original currencies were translated into U.S. dollars or pesos, as applicable, using the Bangko Sentral reference exchange rates at the end of each applicable period.
(10)	Preliminary data as of August 31, 2022.
(11)	Represents debt of the Government, the major GOCCs, the CB-BOL, Bangko Sentral and the GFIs.
(12)	Includes public sector debt, whether or not guaranteed by the Government.
(13)	Preliminary data as of March 31, 2022 (as indicated).
(14)	Preliminary data.
(15)	Preliminary results as of August 2022 based on the August 2022 Labor Force Survey.
(16)	Comprises the holdings by Bangko Sentral of gold reserves, foreign investments, foreign exchange and SDRs, including Bangko Sentral’s reserve position in the IMF.
(17)	Preliminary data as of September 30, 2022.

Natural Disasters

Typhoons and Flooding

In late September 2022, category 3 Typhoon “Noru” (also known as Super Typhoon “Karding”) made its way across the island of Luzon in the Philippines after having made landfall northeast of Manila. The state weather agency reported sustained winds of 175 km/h and gusts of up to 290 km/h on the island. Nearly 8,400 people were pre-emptively evacuated from the path of Typhoon “Noru”, which left communities and farmland submerged due to heavy flooding across several northern provinces. Typhoon “Noru” caused an estimated ₱1.29 billion in damage to crops, impacting more than 141,000 hectares of agricultural land and 82,000 farmers and fisherfolk.

It is estimated that 12.7 million people live in the areas affected by Typhoon “Noru”, with approximately 6.8 million people, of which approximately 689,000 are vulnerable, living in the worst affected areas. The cost to rebuild in the worst affected areas is estimated at approximately US$ 31.9 billion.

Recent Economic Indicators

The following table sets out the performance of certain of the Republic’s principal economic indicators for the specified periods.

Years 2017 – 2022

	2017	2018	2019	2020	2021		2022 (1)
GDP growth (constant 2018 prices) (%)	6.9	6.3	6.1	(9.5)	5.7		7.8
GNI growth (%) (constant 2018 prices)	6.8	5.9	5.4	(11.5)	1.7		9.9
Inflation rate (2018 CPI basket)(%)	2.9	5.2	2.4	2.4	3.9		5.1	(2)
Unemployment rate	5.7	5.3	5.1	10.3	7.8	(3)	5.3	(4)
91-day T-bill rate (%)	2.2	3.5	4.7	2.0	1.1		2.1	(5)
External position	(863)	(2,306)	7,843	16,022	1,345		(7,831	)(5)
Balance of payments ($ million)
Export growth (%)	19.7	0.9	2.3	(8.1)	14.5		7.1
Import growth (%)	14.2	17.4	(1.1)	(19.5)	30.1		26.7
External debt ($ billion)	73.1	79.0	83.6	98.5	106.4		107.7
International reserves
Gross ($ billion)	81.6	79.2	87.8	110.1	108.8		93.0	(5)
Net ($ billion)	81.6	79.2	87.8	110.1	108.8		93.0	(5)
Months of retained imports(6)	7.8	6.9	7.6	12.3	9.7		7.4	(7)
Domestic credit growth (%)	13.9	14.9	10.7	4.7	8.2		11.5	(8)

Sources: Philippine Statistics Authority, Bangko Sentral.

Notes:

(1)	Preliminary data for the six months ended June 30, 2022, unless otherwise stated.
(2)	Preliminary data as of September 30, 2022.
(3)	Preliminary data.
(4)	Preliminary results as of August 2022 based on the 2022 Annual Estimates of Labor Force Survey August rounds.
(5)	Preliminary data as of September 30, 2022.
(6)	Number of months of average imports of goods and payment of services and primary income that can be financed by reserves.
(7)	Preliminary data as of September 30, 2022.
(8)	Preliminary data as of August 31, 2022.

Prices, Employment and Wages

Inflation

The following table sets out the CPI and inflation rate. 2017 and 2018 figures are presented based on the 2012 CPI basket. All other figures are based on the 2018 CPI basket.

	Changes in Consumer Price Index
	2017	2018	2019	2020	2021	2022(1)
Consumer price index	111.5	117.3	102.4	104.8	108.9	116.8
Inflation rate	2.9%	5.2%	2.4%	2.4%	3.9%	5.1%

Source: Bangko Sentral; Philippine Statistics Authority.

Note:

(1)	Based on preliminary data as of September 30, 2022.

Consumer Price Index

The average inflation rate as of September 2022 was 5.1% based on preliminary data, higher than the average of 4.0% for the same period in 2021. The upward trend was due mainly to the higher annual growth rate in the price index for food and non-alcoholic beverages at 7.4%, followed by growth in the price index for housing, water, electricity, gas and other fuels at 7.3%. The following increases in price indices during the period also contributed to the increase in average inflation rate during the period: alcoholic beverages and tobacco, 9.8%; clothing and footwear, 2.9%; furnishings, household equipment and routine household maintenance, 3.5%; recreation, sport and culture, 2.7%; restaurants and accommodation services, 4.6%; information and communication, 0.5% and personal care and miscellaneous goods and services, 3.4%. This was partially offset by decreases in the indices of transport; education services; and health of 14.5%, 3.5% and 2.4%, respectively.

Producer Price Index

The producer price index as of August 31, 2022 was 98.4, as compared to 91.8 as of August 31, 2021. The year-on-year PPI growth rate (2018=100) for these periods in 2021 and 2022 were -0.4% and 7.3%, respectively. The year-on-year increase in the PPI in August 2022 was attributable to annual expansions in the indices of 21 industry subdivisions, led by the manufacture of coke and refined petroleum products, which registered an annual growth of 16.8%.

Employment and Wages

The following table presents selected employment estimates for various sectors of the economy.

	Selected Employment Information
	2017	2018(1)	2019(2)	2020(3)	2021(4)	2022(5)
	(all figures in percentages except as indicated)
Employed persons (in thousands)(6)	40,334	41,157	41,961	39,837	46,274	47,870
Unemployment rate	5.7	5.3	5.1	10.3	6.6	5.3
Employment share by sector:
Agriculture, hunting, forestry and fishing sector	25.4	24.3	22.2	24.8	25.6	22.6
Industry sector
Mining and quarrying	0.5	0.5	0.4	0.5	0.4	0.5
Manufacturing	8.6	8.8	8.7	8.1	8.0	7.7
Construction	8.8	9.4	9.8	9.4	9.1	8.9
Water supply, sewerage, waste management and remediation activities	0.2	0.1	0.2	0.1	0.2	0.1
Electricity, gas, steam and air conditioning supply	0.2	0.2	0.2	0.2	0.1	0.2
Total industry sector	18.3	19.1	19.3	18.3	17.8	17.5
Service sector
Transport and storage	7.8	7.8	8.2	7.4	6.5	7.1
Wholesale and retail trade; repair of motor vehicles and motorcycles	19.6	19.4	20.0	20.5	21.5	23.1
Finance and housing(7)	7.7	8.0	8.5	8.4	8.2	8.1
Other services(8)	21.3	21.4	21.9	20.6	20.4	21.7
Total service sector	56.3	56.6	58.4	56.9	56.6	59.9
Total employed	100.0	100.0	100.0	100.0	100.0	100.0

Sources: Philippine Statistics Authority; Annual Labor and Employment Status; Labor Force Survey.

Notes:

(1)	Annual estimates were based on the final results of the 2018 Labor Force Survey.
(2)	Annual estimates were based on the final results of the 2019 Labor Force Survey.

(3)	Annual estimates were based on the final results of the 2020 Labor Force Survey.
(4)	Preliminary results as of December 31, 2021 based on the 2021 Annual Estimates of Labor Force Survey December rounds.
(5)	Preliminary results as of August 2022 based on the 2022 Annual Estimates of Labor Force Survey August rounds.
(6)	Does not include Overseas Filipino Workers.
(7)	Sum of financial and insurance activities, real estate activities and public administration and defense; compulsory social security subsectors.
(8)	Sum of all other service sectors excluding transport and storage, wholesale and retail trade; repair of motor vehicles and motorcycles, finance and housing.

In August 2022, based on preliminary data, the total number of employed persons in the Republic, excluding OFWs, was estimated at 47.9 million. The unemployment rate was 5.3% in August 2022 based on preliminary data, lower than the 8.1% unemployment rate recorded in August 2021. The rate of labor force participation was 66.1% in August 2022, higher than 63.6% in August 2021. The rate of unemployment was 5.3% in August 2022, lower than 8.1% in August 2021. In July 2022, workers in the Republic were primarily employed in the service sector, representing 59.9% of the total employed population in the Republic, of which workers in the wholesale and retail trade and repair of motor vehicles and motorcycles comprised 23.1% of the total employed. Workers in the agriculture, hunting, forestry and fishing sector and the industry sector comprised 22.6% and 17.5%, respectively, of the total employed in July 2022, compared to 25.1% and 18.9%, respectively, in July 2021.

Balance of Payments

The following table sets out the balance of payments of the Republic for the periods indicated.

	Balance of Payments
	2017	2018	2019	2020	2021	2022 (1)
	($ in millions)
Current account(2)	(2,143)	(8,877)	(3,047)	11,578	(6,009)	(12,032)
Exports	124,126	129,980	136,889	119,867	130,184	66,711
Imports	126,269	138,857	139,936	108,289	136,193	78,743
Goods, Services, and Primary Income	(28,295)	(35,695)	(30,996)	(15,807)	(35,469)	(26,299)
Total exports	97,229	102,373	108,143	91,627	99,773	52,043
Total imports	125,525	138,068	139,139	107,435	135,242	78,343
Goods and Services	(31,522)	(39,364)	(36,272)	(19,909)	(38,718)	(28,745)
Exports	86,646	90,374	94,741	80,034	87,790	46,049
Imports	118,168	129,738	131,013	99,943	126,508	74,794
Goods	(40,215)	(50,972)	(49,312)	(33,775)	(52,806)	(34,872)
Exports	51,814	51,977	53,477	48,212	54,227	28,258
Imports	92,029	102,949	102,789	81,987	107,033	63,129
Services	8,693	11,608	13,039	13,866	14,088	6,127
Exports	34,832	38,397	41,264	31,822	33,563	17,792
Imports	26,139	26,789	28,225	17,956	19,475	11,664
Primary Income	3,226	3,669	5,276	4,101	3,249	2,445
Receipts	10,583	11,999	13,402	11,594	11,983	5,994
Payments	7,357	8,330	8,125	7,492	8,734	3,549
Secondary Income	26,153	26,818	27,949	27,386	29,461	14,268
Receipts	26,897	27,607	28,746	28,240	30,411	14,668
Payments	745	788	797	854	950	400
Capital account(2)	69	65	127	63	80	(6)
Receipts	103	103	147	88	99	45
Payments	34	38	20	25	19	51
Financial account(3)	2,798	(9,332)	(8,034)	(6,906)	(7,083)	(7,205)

	Balance of Payments
	2017	2018	2019	2020	2021	2022 (1)
	($ in millions)
Net acquisition of financial assets(4)	6,717	7,522	7,297	13,286	9,744	(1,815)
Net incurrence of liabilities(4)	9,515	16,855	15,331	20,192	16,827	5,391
Direct investment	(6,952)	(5,833)	(5,320)	(3,260)	(10,011)	(2,739)
Net acquisition of financial assets(4)	3,305	4,116	3,351	3,562	2,402	1,902
Net incurrence of liabilities(4)	10,256	9,949	8,671	6,822	12,413	4,641
Portfolio investment	2,454	1,448	(2,474)	(1,680)	10,248	464
Net acquisition of financial assets(4)	1,658	4,740	2,402	6,567	7,798	283
Net incurrence of liabilities(4)	(796)	3,292	4,876	8,246	(2,450)	(181)
Financial derivatives	(51)	(53)	(173)	(199)	(603)	(492)
Net acquisition of financial assets(4)	(503)	(679)	(874)	(796)	(1,105)	(739)
Net incurrence of liabilities(4)	(453)	(626)	(701)	(596)	(502)	(248)
Other investment	1,750	(4,894)	(67)	(1,767)	(6,717)	(4,439)
Net acquisition of financial assets(4)	2,257	(654)	2,417	3,953	649	(3,260)
Net incurrence of liabilities(4)	508	4,240	2,484	5,720	7,366	1,178
Net unclassified items(5)	(1,588)	(2,826)	2729	(2,526)	190	1,731
Overall balance of payments position(6)	(863)	(2,306)	7,843	16,022	1,345	(7,831	)(7)

Source: Department of Economic Statistics, Bangko Sentral.

Notes:

(1)	Preliminary data for the six months ended June 30, 2022, unless otherwise stated.
(2)	Balances in the current and capital accounts are derived by deducting debit entries from credit entries.
(3)	Balances in the financial account are derived by deducting net incurrence of liabilities from net acquisition of financial assets.
(4)	Negative values of Net Acquisition of Financial Assets indicate withdrawal/disposal of financial assets; negative values of Net Incurrence of Liabilities indicate repayment of liabilities.
(5)

Net unclassified items is an offsetting account to the overstatement or understatement in either receipts or payments of the recorded balance of payments components relative to the overall balance of payments position.

(6)

The overall balance of payments position is calculated as the change in the country’s net international reserves, less non-economic transactions (revaluation and gold monetization/demonetization). Alternatively, it can be derived by adding the current and capital account balances less financial account plus net unclassified items

(7)	Preliminary data for the nine months ended September 30, 2022.

Overall Balance of Payments Performance

In the first nine months of 2022, based on preliminary data, the overall balance of payments position of the Republic recorded a deficit of $7.8 billion, compared to a deficit of $0.7 billion in the same period of 2021. The higher deficit was primarily a result of the widening of the current account deficit on account of a higher trade deficit, as imports were higher due to both higher volumes of imports and higher prices of imported goods.

Exports of Goods

The following table sets out the Republic’s exports of goods by major commodity group, as reported by the PSA.

	Exports by Major Commodity Groups
	Annual						Growth Rates		January- August		Growth Rates	Percentage of Total Exports
Commodities	2017	2018	2019	2020	2021(1)	2022(2)	2020	2021(1)	2021	2022(2)	2022(2)	2017	2022(2)
							(%)				(%)	(%)
	($ in millions, except percentages)
Agricultural products
Coconut products	2,051	1,539	1,294	1,230	1,956	2,007	(5.0)	59.0	1,138	2,007	76.4	3.0	3.9
Sugar and products	217	76	67	66	75	4	(1.4)	13.5	73	4	(93.9)	0.3	0.0
Fruits and vegetables	1,850	1,980	2,854	2,624	2,202	1,524	(8.0)	(16.1)	1,474	1,524	3.4	2.7	3.0
Other agro-based products	1,013	990	953	864	996	751	(9.3)	15.4	630	751	19.2	1.5	1.5

Total agricultural based products	5,130	4,585	5,168	4,784	5,154	4,287	(7.4)	7.7	3,315	4,287	29.3	7.5	8.4

Forest products	184	257	358	297	378	252	(16.9)	27.2	244	252	3.1	0.3	0.5
Mineral products	4,285	4,045	4,675	5,093	5,908	5,043	8.9	16.3	4,468	5,043	12.9	6.2	9.9
Petroleum products	396	494	226	193	6	6	(14.6)	(96.9)	5	6	22.2	0.6	0.0
Manufacturing
Electronic products	36,536	38,327	40,022	37,951	42,486	28,224	(5.2)	11.9	27,674	28,224	2.0	53.2	55.2
Other electronics	3,197	3,302	3,469	2,724	3,435	2,267	(21.5)	26.1	2,346	2,267	(3.4)	4.7	4.4
Garments	1,099	974	928	652	758	583	(29.7)	16.3	497	583	17.3	1.6	1.1
Textile yarns/fabrics	235	215	217	313	295	195	44.7	(5.9)	195	195	(0.1)	0.3	0.4
Footwear	80	103	132	114	111	70	(13.8)	(2.1)	70	70	(0.3)	0.1	0.1
Travel goods and handbags	485	597	745	420	647	505	(43.6)	54.0	400	505	26.3	0.7	1.0
Wood manufacturing	1,204	320	251	187	205	126	(25.5)	9.6	136	126	(7.2)	1.8	0.2
Furniture and fixtures	337	353	299	344	384	207	(15.2)	11.4	255	207	(18.7)	0.5	0.4
Chemicals	1,786	1,572	1,508	1,339	1,937	1,360	(11.2)	44.6	1,231	1,360	10.5	2.6	2.7
Non-metallic mineral manufacturing	202	236	267	226	296	206	(15.4)	30.8	179	206	15.2	0.3	0.4
Machinery and transport equipment	5,093	4,813	4,031	2,249	2,373	1,476	(45.5)	5.5	1,627	1,476	(9.3)	7.4	2.9
Processed food and beverages	1,395	1,333	1,330	1,245	1,470	961	(6.4)	18.1	977	961	(1.6)	2.0	1.9
Iron and steel	131	124	93	37	66	66	(59.8)	77.9	45	66	45.3	0.2	0.1
Baby carriages, toys, games and sporting goods	214	222	269	237	291	226	(11.9)	23.0	207	226	9.4	0.3	0.4
Basketwork, wickerwork, and other articles of plaiting materials	43	35	31	43	60	32	38.6	41.4	41	32	(21.1)	0.1	0.1
Miscellaneous	729	1,042	963	819	1,018	613	(15.0)	24.4	686	613	(10.6)	1.1	1.2
Others	4,571	4,639	4,325	4,881	6,041	3,543	12.8	23.8	3,535	3,543	0.2	6.7	6.9

Total Manufacturing	57,336	58,207	58,877	53,779	61,872	40,660	(8.7)	15.0	40,101	40,660	1.4	83.4	79.5
Special transactions	1,382	1,720	1,623	1,068	1,259	907	(34.2)	18.0	867	907	4.6	2.0	1.8

Total exports	68,713	69,307	70,927	65,215	74,653	51,155	(8.1)	14.5	49,000	51,155	4.4	100.0	100.0

Source: Philippine Statistics Authority, Bangko Sentral.

Notes:

(1)	Preliminary data.
(2)	Preliminary data for the eight months ended August 31, 2022.

The following table sets out the Republic’s exports of goods by destination, as reported by the PSA.

	Export of Goods by Destination						Percentage of Total Exports
Country/Region	2017	2018	2019	2020	2021	2022(1)	2017	2022(1)
	($ millions)						(%)
North America(2)	10,826	11,849	12,860	10,971	13,050	6,596	15.8	17.1
United States	9,661	10,636	11,567	10,018	11,849	5,935	14.1	15.4
Europe(3)	10,126	9,465	8,890	7,570	9,261	4,814	14.7	12.5
European Union(4)	9,085	8,373	7,779	6,536	8,059	4,194	13.2	10.9
Asia(5)	45,513	45,761	47,101	44,994	50,371	26,133	66.2	67.8
Japan	10,853	10,323	10,675	10,034	10,725	5,524	15.8	14.3
People’s Republic of China	8,017	8,817	9,814	9,830	11,553	5,588	11.7	14.5
Hong Kong	9,024	9,564	9,625	9,226	9,932	4,907	13.1	12.7
South Korea	4,334	2,608	3,241	2,855	2,574	1,452	6.3	3.8
Singapore	3,973	4,316	3,832	3,775	4,195	2,533	5.8	6.6
Taiwan	2,451	2,521	2,253	2,121	2,526	1,367	3.6	3.5
Southeast Asia(6)	6,122	6,832	6,958	6,441	7,925	4,315	8.9	11.2
Oceania(7)	568	665	527	459	629	321	0.8	0.8
Middle East(8)	1,051	753	831	629	567	281	1.5	0.7
Others(9)	629	814	717	592	775	382	0.9	1.0

Total	68,713	69,307	70,927	65,215	74,653	38,527	100.0	100.0

Source: Philippine Statistics Authority, Bangko Sentral.

Notes:

(1)	Based on preliminary data for the six months ended June 30, 2022.
(2)	Includes the United States, Canada, and others.
(3)	Includes the European Union, Switzerland, the Russian Federation, the United Kingdom and others.
(4)

Includes Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, France, Federal Republic of Germany, Finland, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Slovak Republic, Slovenia, Spain, Sweden and Romania.

(5)

Includes Japan, the People’s Republic of China, Hong Kong, South Korea, Singapore, Taiwan, Indonesia, Malaysia, Thailand, Brunei Darussalam, Vietnam, Myanmar, Laos, Bangladesh. Nepal, Pakistan, Sri Lanka, India, and others.

(6)	Includes only Malaysia, Indonesia, Thailand, Brunei Darussalam, Cambodia, Vietnam, Myanmar and Laos.
(7)	Includes Australia, New Zealand, Pacific Island, and others.
(8)	Includes Iran, Iraq, Kuwait, Saudi Arabia, the United Arab Emirates (including Abu Dhabi), and others.
(9)	Includes countries in Central America, South America (including Brazil), Africa, and others.

In the first eight months of 2022, according to preliminary PSA data, total exports of goods increased by 4.4% to $51.2 billion, from the $49.0 billion recorded in the first eight months of 2021. This was primarily a result of the relative easing of COVID-19 containment measures in effect during most of the period, which resulted in a 1.4% increase in exports of manufactured goods from $40.1 billion in the first eight months of 2021 to $40.7 billion in the first eight months of 2022. The 29.3% increase in exports of agricultural products from

$3.3 billion in the first eight months of 2021 to $4.3 billion in the first eight months of 2022 also contributed to the increase in total exports of goods.

Imports of Goods

The following table sets out the sources of the Philippines’ imports of goods by commodity group.

	Imports of Goods by Commodity Group
	Annual						Growth Rates		January- August		Growth Rate	Percentage of Total Imports
Commodities	2017	2018	2019	2020	2021(1)	2022(2)	2020	2021	2021	2022(2)	2022(2)	2017	2022(2)
							(%)	(%)			(%)	(%)
	($ in millions, except percentages)
Capital goods	31,469	35,285	37,434	29,752	25,881	25,556	(20.5)%	(13.0)	22,897	25,556	11.6	32.7	27.5
Raw materials and intermediate goods
Unprocessed raw materials	4,276	4,851	3,576	3,576	3,128	3,917	(8.7)	(12.5)	2,589	3,917	51.3	4.4	4.2
Semi-processed raw materials	32,662	39,979	37,041	32,893	31,662	32,291	(11.2)	(3.7)	27,690	32,291	16.6	34.0	34.7

Raw materials and intermediate goods	36,938	44,830	40,617	36,158	34,790	36,208	(11.0)	(3.8)	30,278	36,208	19.6	38.4	38.9
Mineral fuels and lubricants	10,796	14,041	13,362	7,635	9,731	16,243	(42.9)	27.5	7,854	16,243	106.8	11.2	17.5
Consumer goods
Durable	9,467	9,804	10,176	7,196	6,465	6,727	(29.3)	(10.0)	5,692	6,727	18.2	9.9	7.2
Non-durable	6,931	8,202	9,081	8,251	7,290	7,703	(9.2)	19.3	6,398	7,703	20.4	7.2	8.3

Total consumer goods	16,398	18,006	19,260	15,447	13,755	14,430	(19.8)	(11.0)	12,090	14,430	19.4	17.1	15.5
Special transactions(1)	493	680	920	820	728	529	(10.8)	(11.2)	650	529	(18.7)	0.6	0.6

Total imports	96,093	112,841	111,593	89,812	84,885	92,966	(19.5)	(5.5)	73,770	92,966	26.0	100.0	100.0

Source: Philippine Statistics Authority, Bangko Sentral.

Notes:

(1)	Preliminary data. Excludes value of goods that do not involve change in ownership such as consigned, returned/replacement and temporarily imported goods.
(2)	Preliminary data for the eight months ended August 31, 2022.

	Import of Goods by Source/Origin						Percentage of Total Imports
	2017	2018	2019	2020	2021	2022(1)	2017	2022(1)
	($ millions)						(%)
North America(2)	8,582	9,007	8,781	7,555	8,749	4,919	9.0	7.2
United States	7,784	8,062	8,072	6,922	7,751	4,399	8.1	6.4
Europe(3)	7,848	10,854	11,117	8,052	9,638	5,452	8.2	8.0
European Union(4)	6,644	7,901	8,531	6,036	7,673	4,114	6.9	6.0
Asia(5)	71,879	83,184	84,186	69,460	91,214	52,919	74.9	77.4
Japan	10,912	10,818	10,580	8,616	11,108	6,371	11.4	9.3
People’s Republic of China	17,464	22,015	25,496	20,868	26,799	13,499	18.2	19.8
Hong Kong	2,715	3,046	3,598	2,784	3,268	1,699	2.8	2.5
South Korea	8,465	11,312	8,477	6,895	9,351	6,957	8.8	10.2
Singapore	3,973	6,174	6,658	5,622	6,948	4,215	5.8	6.2
Taiwan	5,090	5,500	4,753	4,683	5,763	3,568	5.3	5.2
Southeast Asia(6)	19,616	22,250	22,465	18,153	25,453	15,360	20.5	22.5
Oceania(7)	2,635	2,461	2,213	1,443	2,310	1,556	2.7	2.3
Middle East(8)	3,800	5,685	3,704	1,867	2,999	2,288	4.0	3.3
Others(9)	1,350	1,650	717	1,592	1,974	1,213	1.3	1.8

Total	96,093	112,841	111,593	89,812	116,883	68,346	100.0	100.0

Source: Philippine Statistics Authority, Bangko Sentral.

Notes:

(1)	Based on preliminary data for the six months ended June 30, 2022.
(2)	Includes the United States, Canada, and others.
(3)	Includes the European Union, Switzerland, the Russian Federation, the United Kingdom and others.
(4)

Includes Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, France, Federal Republic of Germany, Finland, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Slovak Republic, Slovenia, Spain, Sweden and Romania.

(5)

Includes Japan, the People’s Republic of China, Hong Kong, South Korea, Singapore, Taiwan, Indonesia, Malaysia, Thailand, Brunei Darussalam, Vietnam, Myanmar, Laos, Bangladesh. Nepal, Pakistan, Sri Lanka, India, and others.

(6)	Includes only Malaysia, Indonesia, Thailand, Brunei Darussalam, Cambodia, Vietnam, Myanmar, and Laos.
(7)	Includes Australia, New Zealand, Pacific Island, and others.
(8)	Includes Iran, Iraq, Kuwait, Saudi Arabia, the United Arab Emirates (including Abu Dhabi), and others.
(9)	Includes countries in Central America, South America (including Brazil), Africa, and others.

In the first eight months of 2022, according to preliminary PSA data, total imports of goods increased by 26.0% to $93.0 billion, from the $73.8 billion recorded in the first eight months of 2021. This was primarily a result of the relative easing of COVID-19 containment measures in effect during most of the period, which resulted in increases in imports of capital goods, raw materials and intermediate goods, mineral fuels and lubricants, and consumer goods by 11.6%, 19.6%, 106.8% and 19.4% to $25.6 billion, $36.2 billion, $16.2 billion, and $14.4 billion in the first eight months of 2022, respectively, from $22.9 billion, $30.3 billion, $7.9 billion, and $12.1 billion, respectively, in the first eight months of 2021.

Services

The following table sets out the Republic’s services by sector for the periods indicated.

	Service Trade
	2017	2018	2019	2020	2021	2022(1)
	($ in million)
Total services	8,693	11,608	13,039	13,866	14,088	6,127

Exports	34,832	38,397	41,264	31,822	33,563	17,792
Imports	26,139	26,789	28,225	17,956	19,475	11,664
Manufacturing services on physical inputs owned by others	3,453	4,140	4,339	4,152	5,033	2,542
Exports	3,453	4,140	4,339	4,152	5,033	2,542
Imports	—	—	—	—	—	—
Maintenance and repair services	(51)	(54)	(61)	(11)	(8)	(31)
Exports	80	83	110	59	42	51
Imports	132	136	171	70	50	82
Transport	(2,533)	(2,653)	(2,280)	(2,525)	(3,493)	(1,860)

Exports	2,485	2,703	2,883	1,669	1,568	1,225
Imports	5,018	5,356	5,164	4,194	5,060	3,085
of which: Passenger	768	865	787	460	163	189
Exports	1,361	1,475	1,674	708	353	421
Imports	592	611	887	248	190	231
of which: Freight	(3,188)	(3,434)	(3,046)	(3,132)	(3,989)	(2,312)
Exports	687	764	763	564	672	376
Imports	3,875	4,197	3,809	3,696	4,661	2,689
of which: Other	(113)	(84)	(282)	147	333	263
Exports	438	464	446	396	542	428
Imports	550	548	468	249	209	165
Travel	(4,861)	(3,623)	(2,257)	(2,298)	(2,661)	(1,178)

Exports	6,988	8,240	9,781	1,791	600	801
Imports	11,850	11,863	12,038	4,088	3,262	1,979
Construction services	(6)	(12)	(5)	(11)	41	18

Exports	57	61	66	85	88	38
Imports	63	73	71	97	47	20
Insurance and pension services	(1,417)	(1,379)	(1,554)	(1,314)	(1,749)	(956)

Exports	85	86	90	75	101	54
Imports	1,502	1,465	1,644	1,389	1,850	1,010
Financial services	(268)	(287)	(539)	(453)	(162)	(279)

Exports	237	279	232	90	187	92
Imports	506	566	772	543	349	371
Charges for the use of intellectual property	(734)	(873)	(805)	(504)	(590)	(237)

Exports	17	44	28	15	33	7
Imports	751	917	833	519	623	244
Telecommunications, computer, and information services	4,787	4,949	4,766	4,414	4,179	2,227
Exports	5,638	5,940	6,098	5,930	6,300	3,238
Imports	852	991	1,332	1,515	2,121	1,011
Other business services	10,596	12,025	11,981	12,815	13,986	6,093

	Service Trade
	2017	2018	2019	2020	2021	2022(1)
	($ in million)
Exports	15,580	16,653	17,456	17,798	19,478	9,682
Imports	4,984	4,628	5,475	4,983	5,492	3,589
Personal, cultural and recreational services	3	(125)	(26)	(18)	(103)	(30)

Exports	191	149	161	136	112	50
Imports	188	274	187	154	214	80
Government services	(275)	(499)	(520)	(381)	(385)	(182)

Exports	19	19	19	22	22	11
Imports	294	518	539	403	407	193

Source: Bangko Sentral.

Notes:

(1)	Preliminary data for the six months ended June 30, 2022.

In first six months of 2022, according to preliminary data, the trade-in-services account showed a 4.3% deficit from a $6.4 billion surplus in the first six months of 2021 to a $6.1 billion surplus. This resulted in an 4.3% decrease in the surplus from other business services, from $6.4 billion in the first six months of 2021 to $6.1 billion in the first six months of 2022, and a 10.2% increase in the deficit for transport, from $1.7 billion in the first six months of 2021 to $1.9 billion in the first six months of 2022. These factors were partially offset by an increase of 5.6% in manufacturing services on physical inputs owned by others, from $2.4 billion in the first six months of 2021 to $2.5 billion in the first six months of 2022.

Primary Income

The following table sets out the Republic’s primary income for the periods indicated.

	Primary Income
	2017	2018	2019	2020	2021	2022(1)
	($ in millions)
Total Primary Income	3,226	3,669	5,276	4,101	3,249	2,445

Receipts	10,583	11,999	13,402	11,594	11,983	5,994
Payments	7,357	8,330	8,125	7,492	8,734	3,549
Compensation of employees	7,769	8,130	8,685	8,413	8,662	4,198

Receipts	7,926	8,288	8,827	8,549	8,825	4,291
Payments	157	158	142	136	163	93
Investment income	(4,542)	(4,461)	(3,409)	(4,311)	(5,413)	(1,752)

Receipts	2,658	3,711	4,575	3,045	3,158	1,703
Payments	7,200	8,172	7,894	7,356	8,571	3,456
Direct investment	(3,067)	(3,619)	(2,740)	(3,076)	(4,161)	(1,223)
Receipts	960	1,471	2,033	1,218	1,023	506
Payments	4,027	5,090	4,773	4,293	5,184	1,729
Income on equity and investment fund shares	(3,490)	(3,994)	(3,410)	(3,476)	(4,672)	(1,245)
Receipts	240	379	565	362	384	116
Payments	3,730	4,373	3,975	3,838	5,056	1,361
Dividends and withdrawals from income of quasi-corporations	(2,756)	(3,170)	(2,379)	(2,682)	(3,530)	(751)
Receipts	111	306	464	212	253	51

	Primary Income
	2017	2018	2019	2020	2021	2022(1)
	($ in millions)
Payments	2,867	3,476	2,843	2,894	3,784	802
Reinvested earnings	(734)	(824)	(1,031)	(794)	(1,141)	(494)
Receipts	129	73	101	150	131	66
Payments	863	897	1,132	944	1,272	559
Interest	423	375	670	400	510	22
Receipts	720	1,092	1,468	855	639	390
Payments	297	717	798	455	128	369
Portfolio investment	(2,210)	(2,041)	(2,004)	(1,962)	(2,264)	(1,308)
Receipts	394	427	377	456	693	207
Payments	2,604	2,469	2,380	2,417	2,957	1,515
Income on equity and investment fund shares	(1,092)	(1,003)	(985)	(825)	(846)	(612)
Receipts	2	11	1	10	6	0
Payments	1,094	1,014	986	835	852	613
Dividends on equity excluding investment fund shares	(1,092)	(1,003)	(985)	(825)	(846)	(612)
Receipts	2	11	1	10	6	0
Payments	1,094	1,014	986	835	852	613
Interest	(1,119)	(1,038)	(1,019)	(1,136)	(1,418)	(695)
Receipts	391	416	375	446	687	207
Payments	1,510	1,455	1,394	1,582	2,105	902
Short term	(44)	(12)	(5)	(84)	(385)	(128)
Receipts	18	9	8	118	133	5
Payments	62	21	12	202	518	133
Long term	(1,075)	(1,026)	(1,014)	(1,052)	(1,033)	(567)
Receipts	373	408	367	328	555	202
Payments	1,447	1,434	1,381	1,380	1,587	769
Central Banks	(18)	(18)	(13)	(12)	(12)	(5)
Deposit-taking corporation, except the central bank	(49)	(65)	(143)	(143)	(145)	(84)
General government	(1,080)	(1,128)	(1,100)	(1,073)	(1,261)	(603)
Other sectors	72	185	242	176	384	125
Receipts	373	408	367	328	555	202
Payments	301	223	125	152	171	77
Other investment income	(214)	(15)	(192)	(381)	(294)	(35)
Receipts	355	598	639	264	136	177
Payments	569	613	831	645	429	211
Central banks	(5)	(10)	(12)	(4)	(1)	(3)
Receipts	0	0	0	0	0	0
Payments	5	10	12	4	1	3
Deposit-taking corporations, except the central bank	160	283	275	105	58	88
Receipts	230	379	420	196	115	115
Payments	70	96	145	91	57	27
General government	(281)	(347)	(467)	(374)	(214)	(122)
Other sectors	(88)	59	12	(108)	(136)	2
Receipts	125	219	219	69	21	62
Payments	213	160	207	176	157	59

Source: Bangko Sentral.

Notes:

(1)	Preliminary data for the six months ended June 30, 2022.

In the first six months of 2022, according to preliminary data, the primary income account recorded a surplus of $2.4 billion, a 45.7% increase from the $1.7 billion surplus recorded in the first six months of 2021. The increased surplus was primarily the result of the combined effect of the 11.6% drop in primary income payments to $3.5 billion and 5.3% increase in primary income receipts to $6.0 billion during the period compared to the first six months of 2021.

Secondary Income

The following table sets out the Republic’s secondary income for the periods indicated.

	Secondary Income
	2017	2018	2019	2020	2021	2022(1)
	($ in millions)
Total Secondary Income	26,153	26,818	27,949	27,512	29,461	14,268
Receipts	26,897	27,607	28,746	28,388	30,411	14,668
Payments	745	788	797	875	950	400
General Government	569	554	846	648	680	173
Receipts	636	583	883	687	719	205
Payments	67	29	37	39	39	32
Financial corporations, nonfinancial corporations, households and non-profit institutions serving households	25,584	26,264	27,103	26,864	28,781	14,095
Receipts	26,261	27,024	27,863	27,700	29,692	14,463
Payments	677	759	760	836	911	368
Personal transfers	24,795	25,421	26,256	26,259	27,767	13,607
Receipts	24,884	25,521	26,341	26,334	27,860	13,673
Payments	89	100	84	75	93	66
Other current transfers	789	844	846	605	1,014	489
Credit	1,377	1,502	1,523	1,367	1,832	790
Debit	588	659	676	761	818	301

Source: Bangko Sentral.

Notes:

(1)	Preliminary data for the six months ended June 30, 2022.

In the first six months of 2022, according to preliminary data, the secondary income account recorded a surplus of $14.3 billion, 2.8% higher than the $13.9 billion recorded in the first six months of 2021. This increased surplus was due mainly to a 3.8% increase in the surpluses recorded in the financial corporations, nonfinancial corporations, households, and non-profit institutions serving households account, from $13.6 billion in the first six months of 2021 to $14.1 billion in the first six months of 2022.

Financial Account

The following table sets out the Republic’s direct investments for the periods indicated.

	Direct Investments
	2017	2018	2019	2020	2021	2022(1)
	($ in millions)
Total direct investment	(6,952)	(5,833)	(5,320)	(3,260)	(10,011)	(2,739)

Net acquisition of financial assets	3,305	4,116	3,351	3,561	2,402	1,902

Direct investor in direct investment enterprises	1,758	1,029	926	125	285	178
Placements	2,027	1,123	1,103	248	501	289
Withdrawals	270	94	178	123	216	111
Reinvestment of earnings	129	73	101	150	131	66
Debt instruments	1,419	3,014	2,325	3,287	1,986	1,658
Direct investor in direct investment enterprises	6	7	418	22	401	32
Direct investment enterprises in direct investor	1,413	3,007	1,907	3,265	1,584	1,626
Net incurrence of liabilities	10,256	9,949	8,671	6,822	12,413	4,641

Equity and investment fund shares	4,261	3,242	3,427	2,651	4,575	1,298
Direct investor in direct investment enterprises	3,398	2,346	2,295	1,706	3,303	739
Placements	3,885	2,935	3,002	2,099	3,702	823
Withdrawals	487	590	706	392	399	84
Reinvestment of earnings	863	897	1,132	944	1,272	559
Debt instruments	5,996	6,706	5,244	4,172	7,838	3,343
Direct investor in direct investment enterprises	5,856	6,367	4,500	3,868	7,464	3,281
Direct investment enterprises in direct investor	140	339	744	304	374	62

Source: Bangko Sentral.

Notes:

(1)	Preliminary data for the six months ended June 30, 2022.

The following table sets out the Republic’s portfolio investments for the periods indicated.

	Portfolio Investments
	2017	2018	2019	2020	2021	2022(1)
	($ in millions)
Portfolio Investment	2,454	1,448	(2,474)	(1,680)	10,248	464
Net acquisition of financial assets	1,658	4,740	2,402	6,567	7,798	283
Equity and investment fund shares	743	85	702	1,014	1,785	160
Central banks	0	0	0	0	0	0
Deposit-taking corporations, except the central bank	(9)	(42)	81	2	(35)	(5)
Other sectors	752	127	622	1,012	1,820	165
Debt securities	915	4,655	1,700	5,553	6,013	123
Central bank	32	(5)	95	1,378	3,414	(25)
Deposit-taking corporations, except the central bank	445	3,190	1,983	1,985	(1,414)	(203)
Other sectors	437	1,471	(379)	2,190	4,013	350
Net incurrence of liabilities	(796)	3,292	4,876	8,246	(2,450)	(181)
Equity and investment fund shares	496	(1,031)	1,764	(2,541)	(975)	(49)
Deposit-taking corporations, except the central bank	0	(487)	(99)	(739)	803	553
Other sectors	495	(544)	1,863	(1,802)	(1,778)	(602)
Debt securities	(1,292)	4,324	3,112	10,787	(1,475)	(132)
Central bank	(15)	1	(6)	(24)	(7)	(8)
Deposit-taking corporations, except the central bank	214	1,491	1,304	424	(1,069)	(49)
General government	(299)	3,111	600	6,094	225	850
Other sectors	(1,192)	(280)	1,214	4,294	(623)	(924)

Source: Bangko Sentral.

Notes:

(1)	Preliminary data for the six months ended June 30, 2022.

The following table sets out the Republic’s other investments for the periods indicated.

	Other Investments
	2017	2018	2019	2020	2021	2022(1)
	($ in millions)
Total other investment	1,750	(4,894)	(67)	(1,767)	(6,717)	(4,439)
Net acquisition of financial assets	2,257	(654)	2,417	3,953	649	(3,260)
Currency and deposits	1,542	(1,430)	1,019	2,673	(631)	(1,566)
Deposit-taking corporations, except the central bank	517	(891)	787	1,240	184	(876)
Other sectors	1,025	(539)	232	1,433	(815)	(690)
Loans	629	425	1,210	1,174	1,165	(1,758)
Deposit-taking corporations, except the central bank	629	425	1,210	1,174	1,165	(1,758)
Trade credits and advances(2)	90	344	188	118	141	69
Other accounts receivable	(4)	7	0	(12)	(26)	(6)
Net incurrence of liabilities	508	4,240	2,484	5,720	7,366	1,178
Currency and deposits	654	121	169	(333)	380	(117)
Loans	(676)	3,560	2,111	6,462	4,151	58
Deposit-taking corporations, except the central bank	37	1,722	267	(3,260)	(1,166)	(2,381)
Long-term	—	—	—	—	—	—
Short-term	37	1,722	267	(3,260)	(1,166)	(2,381)
General government	223	873	1,463	7,334	4,148	2,329
Long-term drawings	1,382	2,065	2,627	8,517	5,340	2,856
Long-term repayments	1,158	1,192	1,164	1,182	1,192	527
Other sectors	(937)	965	382	2,387	1,169	110
Long-term	(558)	687	263	1,932	712	278
Drawings	2,386	3,049	2,219	3,507	2,604	1,002
Repayments	2,945	2,363	1,956	1,576	1,892	724
Short-term	(378)	278	118	456	457	(168)
Trade credits and advances	476	720	117	(787)	265	1,101
Other accounts payable—other	55	(162)	87	378	(202)	137

Source: Bangko Sentral.

Notes:

(1)	Preliminary data for the six months ended June 30, 2022.
(2)	All trade credits are short-term credits in non-governmental sectors.

According to preliminary data, the financial account recorded a net inflow of $7.2 billion in the first six months of 2022, representing a significant reversal from the net outflow of $1.4 billion recorded in the first six months of 2021. This was primarily due to the reduction in net outflows of portfolio investments alongside the increase in net inflows from the other investment account and trading of financial derivatives. This was offset in part by the lower net inflows in the direct investment account.

Foreign Direct Investment

The following table sets out foreign direct investments in the Philippines by industry.

	Net Foreign Direct Investment by Industry(1)
	2017	2018	2019	2020	2021(2)	2022(3)
	($ in millions)
Industry
Total equity other than reinvestment of earnings, net	3,397.9	2,345.6	2,295.2	1,706.3	3,302.7	876
Agriculture, forestry and fishing	20.0	0.9	0.4	0.0	0.4	2.2
Mining and quarrying	8.9	5.0	1.4	0.6	6.0	0.8
Manufacturing	1,181.8	1,094.9	303.2	754.0	550.6	301.5
Electricity, gas, steam and air conditioning supply	1,388.0	199.2	307.3	(38.3)	2,065.4	12.5
Water supply, sewerage, waste management and remediation activities	1.3	0.4	5.8	4.7	(8.5)	0.0
Construction	162.4	42.7	66.0	99.8	51.8	151.1
Wholesale and retail trade and repair of motor vehicles and motorcycles	83.1	(18.0)	(180.7)	93.4	52.9	44.0
Transportation and storage	49.5	11.2	104.8	102.9	38.0	10.0
Accommodation and food service activities	(38.4)	6.7	20.6	7.8	10.2	8.1
Information and communication	38.3	15.9	357.1	130.0	55.3	76.4
Financial and insurance activities	141.5	454.2	949.7	230.5	269.3	111.5
Real estate activities	247.8	294.2	250.4	187.9	137.5	116.0
Professional, scientific and technical activities	66.0	15.0	8.1	24.4	45.5	25.4
Administrative and support service activities	(5.6)	22.1	59.5	90.7	12.9	8.8
Public administration and defense; compulsory social security	0.0	0.0	0.0	0.0	0.0	0.0
Education	1.4	0.3	1.5	0.8	7.3	0.5
Human health and social work activities	23.9	2.0	32.2	14.3	4.6	1.6
Arts, entertainment and recreation	27.9	198.4	9.1	2.8	3.3	0.9
Other service activities	0.1	0.5	(1.0)	0.1	0.3	4.9
Others, not elsewhere classified(4)	0.0	0.0	0.0	0.0	0.0	0.0
Reinvestment of earnings	862.6	896.6	1,132.0	944.2	1,272.3	670.1
Debt instruments	5,995.9	6,706.4	5,244.2	4,171.6	7,837.7	3,555.1

Total	10,256.4	9,948.6	8,671.4	6,822.1	12,412.6	5,101.3

Notes:

(1)

Data restated using the 2009 Philippine Standard Industrial Classification and in accordance with the BPM6 framework. Pursuant to BPM6, net FDI flows refer to non-residents’ net equity capital (calculated as placements less withdrawals plus reinvestment of earnings plus debt instruments (i.e., net intercompany borrowings)).

(2)	Preliminary data.
(3)	Preliminary data for the seven months ended July 31, 2022.
(4)	Covers non-residents investments in non-banks sourced from the Cross-Border Transactions Survey and in local banks; sectoral or industry breakdown statistics are not available.

The following table sets out foreign direct investments in the Philippines by country.

	Net Foreign Direct Investment by Country(1)
	2017	2018	2019	2020	2021(2)	2022(3)
	($ in millions)
Country
Total equity other than reinvestment of earnings, net	3,397.9	2,345.6	2,295.2	1,706.3	3,302.7	876.0
Japan	72.1	85.6	304.7	720.5	584.9	297.3
North America(4)	467.7	177.3	292.8	158.6	141.6	143.4
United Kingdom	9.4	43.2	9.1	43.3	15.8	12.6
European Union(5)	1,777.3	313.2	351.5	278.6	26.1	27.7
Other Europe(6)	14.1	6.8	22.0	4.5	6.2	22.8
Asia(7)	110.0	210.4	283.6	70.6	17.5	50.3
Asia Newly Industrialized Economies (ANIES)(8)	203.8	490.3	288.2	98.2	102.6	29.0
ASEAN(9)	725.5	1,070.2	662.2	295.8	2,375.0	276.4
Australia and New Zealand	(2.8)	(105.9)	(1.9)	(3.8)	(7.6)	4.1
Central and South America(10)	7.4	37.5	5.6	2.8	2.5	5.3
Others	13.4	17.2	77.4	37.2	38.2	7.2
International organization	0.0	0.0	0.0	0.0	0.0	0.0
Reinvestment of earnings(11)	862.6	896.6	1,132.0	944.2	1,272.3	670.1
Debt instruments(11)	5,995.9	6,706.4	5,244.2	4,171.6	7,837.7	3,555.1

Total	10,256.4	9,948.6	8,671.4	6,822.1	12,412.6	5,101.3

Notes:

(1)

Data restated using the 2009 Philippine Standard Industrial Classification and in accordance with the BPM6 framework. Pursuant to BPM6, net FDI flows refers to non-residents’ net equity capital (calculated as placements less withdrawals plus reinvestment of earnings plus debt instruments (i.e., net intercompany borrowings)).

(2)	Preliminary data.
(3)	Preliminary data for the seven months ended July 31, 2022.
(4)	Includes the United States and Canada.
(5)

The United Kingdom left the European Union effective January 1, 2021. For comparability across periods, data prior to January 1, 2021 were revised to reflect the United Kingdom’s exit from the European Union.

(6)	Includes Albania, Belarus, Croatia, Gibraltar, Iceland, Liechtenstein, Norway, Romania, Russian Federation, Switzerland and Ukraine.
(7)	Includes China, India, Pakistan and Western, Central, South and East Asia except South Korea, Hong Kong, Taiwan and ASEAN countries.
(8)	Includes South Korea, Hong Kong and Taiwan.
(9)	Includes Brunei Darussalam, Cambodia, Indonesia, Laos, Malaysia, Myanmar, Singapore, Thailand and Vietnam.
(10)	Includes Argentina, Brazil, Mexico, Panama and other Central and South American countries.
(11)	Country breakdowns for debt instruments are not available.

In the first seven months of 2022, according to preliminary data, net inflows of foreign direct investment were $5.1 billion, 12.0% lower than the $5.8 billion recorded in the first seven months of 2021. The lower inflows were mainly due to a decrease in net debt instruments, from $4.1 billion in the first seven months of 2021 to $3.6 billion in the first seven months of 2022. Foreign direct investments decreased primarily as a result of the decrease in net investments in electricity, gas, steam and air conditioning supply from a net inflow of $246.7 million in the first seven months of 2021 to a net inflow of $12.5 million in the first seven months of 2022, as well as a decrease in the net investments in financial and insurance activities from a net inflow of

$204.3 million in the first seven months of 2021 to a net inflow of $111.5 million in the first seven months of 2022. These were partially offset by an increase in net investments in construction from a net inflow of $12.6 million in the first seven months of 2021 to a net inflow of $151.1 million in the first seven months of 2022, and an increase in net investments in real estate activities from a net inflow of $85.2 million in the first seven months of 2021 to a net inflow of $116.0 million in the first seven months of 2022.

The contribution of new equity investments to net inflows of foreign direct investment decreased to $876.0 million in the first seven months of 2022 from $1.0 billion in the first seven months of 2021. Foreign direct investment decreased primarily as a result of decreases in new equity investments of foreign direct investment from the ANIEs countries and Singapore to net inflows of $28.9 million and $162.1 million, respectively, in the first seven months of 2022 from net inflows of $53.4 million and $535.3 million, respectively, in the first seven months of 2021. These were partially offset by increases in net inflows from Malaysia from a net inflow of $16.9 million in the first seven months of 2021 to a net inflow of $104.5 million in the first seven months of 2022. Reinvestment of earnings in the Republic decreased to $670.1 million in the first seven months of 2022, compared with $710.4 million in the first seven months of 2021.

International Reserves

The following table sets out the gross international reserves of the Bangko Sentral, compiled in a manner consistent with the revised balance of payments framework and the treatment of IMF accounts in the depository corporations survey published in the IMF’s International Financial Statistics.

	Gross International Reserves of Bangko Sentral
	As of December 31,
	2017	2018	2019	2020	2021	2022(1)
	($ in millions, except months and percentages)
Sector
Reserve position in the IMF(2)	424.4	473.8	590.4	813.1	801.6	716.0
Gold	8,336.9	8,153.5	8,015.9	11,605.3	9,332.8	8,334.4
SDRs	1,210.8	1,183.7	1,181.9	1,232.9	3,938.9	3,604.0
Foreign investments	65,815.3	66,732.9	75,303.8	93,644.5	91,624.5	78,708.2
Foreign exchange(3)	5,782.5	2,649.5	2,747.5	2,821.6	3,096.6	1,637.3

Total	81,569.9	79,193.4	87,839.5	110,117.4	108,794.4	93,000.0

Total as number of months of imports of goods and services	7.8	6.9	7.6	12.3	9.7	7.4
Total as a % of short-term debt(4)
Original maturity	571.4	492.9	510.5	775.0	721.0	659.3
Residual maturity	419.3	364.9	396.5	529.0	537.6	400.7

Source: Bangko Sentral.

Notes:

(1)	Preliminary data as of September 30, 2022.
(2)	The reserve position in the IMF refers to the country’s claim on the IMF’s General Resources Account. It is an asset of the Government but is treated as part of the gross international reserves.
(3)	Consists of time deposits, investments in securities issued or guaranteed by Government or international organizations and repurchase agreements.
(4)

Short-term debt based on residual maturity refers to outstanding short-term external debt on original maturity plus principal payments on medium-and long-term loans of the public and private sectors due within the next 12 months.

Preliminary data indicates that gross international reserves were $93.0 billion as of September 30, 2022, representing a decrease from the $108.8 billion recorded as of December 31, 2021. This decrease was mainly due to a decrease of $8.1 billion in foreign investments to $91.6 billion as of December 31, 2022 from $89.7 billion as of September 30, 2021. The level of gross international reserves as of September 30, 2022 was sufficient to cover approximately 7.4 months of imports of goods and payments of services and income, and was equivalent to 8.9 times the Republic’s short-term debt based on original maturity and 5.4 times based on residual maturity. Net international reserves at the end of September 2022 were $93.0 billion.

Money Supply

The following table presents certain information regarding the Philippines’ money supply.

	Money Supply (SRF-based)
	As of December 31,
	2017	2018	2019	2020	2021		2022(1)
	(₱ in billions, except percentages)
M1(2)
Currency in circulation	1,047.6	1,231.8	1,395.8	1,731.8	1,876.8		1,789.1
Current account deposits	2,503.3	2,657.2	3,104.5	3,724.1	4,323.3		4,523.3
Total	3,550.8	3,889.0	4,500.3	5,455.9	6,200.1		6,312.5
percentage increase(3)	15.7%	9.5%	15.7%	21.2%	13.6	%(5)	11.1	%(6)
M2(4)	10,202.3	11,080.2	12,293.2	13,564.2	14,769.5		14,898.0
percentage increase(3)	11.6%	8.6%	10.9%	10.3%	8.9	%(5)	7.9	%(6)
M3(5)	10,636.1	11,643.0	12,976.3	14,222.0	15,343.4		15,423.3
percentage increase(3)	11.9%	9.5%	11.5%	9.6%	7.9	%(5)	6.8	%(6)

Source: Department of Economic Statistics, Bangko Sentral.

Notes:

(1)	Preliminary data as of August 31, 2022.
(2)	Consists of currency in circulation and demand deposits.
(3)	Period-on-period.
(4)	Consists of Ml, savings deposits and time deposits.
(5)	Consists of M2 and deposit substitutes.
(6)	Compared to August 31, 2021.

As of August 31, 2022, according to preliminary data, the Republic’s money supply (M3) was ₱15.4 trillion, an increase of 6.8% from the ₱14.5 trillion as of August 31, 2021. This growth in money supply was driven mainly by the increase in domestic claims, which increased by 11.5% compared to the level as of August 31, 2021. This increase was primarily driven by an increase in net claims on Central Government, which increased by 21.2% compared to the level as of August 31, 2021. The Bangko Sentral’s net foreign asset position decreased marginally by 0.8% to ₱6.3 trillion as of August 31, 2022 and the net foreign asset position of other depository corporations also decreased by 13.1% to ₱0.9 trillion as of August 31, 2022.

In the first nine months of 2022, the average 91-day T-bill rate was 2.32%.

The following table presents information regarding domestic interest and deposit rates.

	Domestic Interest and Deposit Rates
	2017	2018	2019	2020	2021	2022(1)
	(weighted averages per period) (%)
91-day Treasury bill rates	2.2	3.5	4.7	2.0	1.1	2.1
Bank average lending rates	5.6	6.1	7.1	N/A	N/A	N/A

Source: Bangko Sentral.

Note:

(1)	Preliminary data as of September 30, 2022.

Monetary Regulation

The Monetary Board decided to raise the interest rate on the Bangko Sentral’s overnight reverse repurchase facility by 50 basis points to 4.25%, effective on September 23, 2022. Accordingly, the interest rates on the overnight deposit and lending facilities were raised to 3.75% and 4.75%, respectively.

Foreign Exchange System

The following table sets out exchange rate information between the peso and the U.S. dollar.

	Per U.S. Dollar
Year	Period End	Period Average(1)
2017	49.923	50.404
2018	52.724	52.661
2019	50.744	51.796
2020	48.036	49.624
2021	50.774	49.255
2022(2)	57.434	53.508

Source: Reference Exchange Rate Bulletin, Treasury Department, Bangko Sentral.

Notes:

(1)	The average of the monthly average exchange rates for each month of the applicable period.
(2)	Preliminary data for the nine months ended September 30, 2022.

The Philippine Financial System

Composition

The following table sets out the total resources of the Philippine financial system by category of financial institution.

	Total Resources of the Financial System(1)
	As of December 31,
	2017	2018(2)	2019	2020	2021(3)	2022(1)(4)
	(₱ in billions)
Banks
Universal/Commercial banks	14,054	15,692	17,216	18,527	19,761	20,958
Thrift banks	1,214	1,293	1,204	1,192	1,338	943
Rural banks	257	274	291	308	341	375
Total banks	15,524	17,259	18,712	20,028	21,440	22,276
Non-bank financial institutions(5)	3,740	3,835	4,443	4,527	4,786	4,775
Total assets	19,264	21,093	23,155	24,555	26,226	27,051

Source: Bangko Sentral.

Notes:

(1)	Excludes assets of the Bangko Sentral. The amounts presented here include allowance for probable losses.
(2)	Data was revised starting end-March 2017 to include Other Financial Corporations (OFC) data.
(3)	Preliminary data.
(4)	Preliminary data as of August 31, 2022.
(5)

Includes Investment Houses, Finance Companies, Investment Companies, Securities Dealers/Brokers, Pawnshops, Lending Investors, Non Stocks Savings and Loan Associations, Credit Card Companies (which are under Bangko Sentral supervision), Government Non-bank Financial Institutions, Authorized Agent Banks Forex Corporations, and Private and Government Insurance Companies (i.e., SSS and GSIS).

Structure of the Financial System

The following table sets out the outstanding loans of universal and commercial banks classified by sector and their percentages by sector are net of BSP Reverse Repurchase Agreements.

	Universal and Commercial Banks’ Outstanding Loans by Sector(1)
	As of December 31,
	2018		2019		2020		2021		2022(2)
	(₱ in billions, except percentages)
Total	8,584.1	100%	9,508.8	100%	9,442.2	100%	9,892.2	100%	10,768.4	100.0%
Agriculture, Forestry and Fishing	192.2	2.2%	221.9	2.3%	211.4	2.2%	200.6	2.0%	205.8	1.9%
Mining and Quarrying	53.9	0.6%	48.0	0.5%	43.5	0.5%	37.3	0.4%	42.0	0.4%
Manufacturing	1,068.5	12.4%	1,048.7	11.0%	993.2	10.5%	1,088.8	11.0%	1,218.4	11.3%
Electricity, Gas, Steam & Air conditioning Supply	929.5	10.8%	1,006.4	10.6%	1,044.0	11.1%	1,046.4	10.6%	1,132.1	10.5%
Water Supply, Sewerage, Waste Management and Remediation Activities	82.5	1.0%	106.0	1.1%	103.7	1.1%	109.7	1.1%	123.0	1.1%
Construction	298.7	3.5%	368.7	3.9%	375.6	4.0%	383.5	3.9%	419.3	3.9%
Wholesale & Retail Trade, Repair of Motor Vehicles and Motorcycles	1,160.0	13.5%	1,193.9	12.6%	1,112.6	11.8%	1,125.8	11.4%	1,200.3	11.1%
Accommodation and Food Services Activities	152.5	1.8%	153.7	1.6%	162.4	1.7%	150.7	1.5%	143.6	1.3%
Transportation and Storage	271.4	3.2%	287.9	3.0%	302.2	3.2%	330.0	3.3%	339.0	3.1%
Information and Communication	316.4	3.7%	357.3	3.8%	376.1	4.0%	482.0	4.9%	581.0	5.4%
Financial and Insurance Activities	787.4	9.2%	923.8	9.7%	881.0	9.3%	970.6	9.8%	1,004.3	9.3%
Real Estate Activities	1,402.4	16.3%	1,677.8	17.6%	1,768.1	18.7%	1,930.9	19.5%	2,122.2	19.7%
Professional, Scientific and Technical Activities	71.4	0.8%	68.1	0.7%	54.6	0.6%	57.8	0.6%	35.5	0.3%
Administrative and Support Services Activities	36.2	0.4%	41.6	0.4%	37.6	0.4%	31.1	0.3%	33.5	0.3%
Public Administration and Defense; Compulsory Social Security	136.1	1.6%	142.4	1.5%	144.6	1.5%	152.6	1.5%	166.0	1.5%
Education	39.7	0.5%	42.9	0.5%	39.9	0.4%	34.8	0.4%	34.1	0.3%
Human Health and Social Work Activities	55.6	0.6%	59.9	0.6%	89.3	0.9%	93.2	0.9%	95.5	0.9%
Arts, Entertainment and Recreation	132.2	1.5%	146.8	1.5%	150.1	1.6%	162.4	1.6%	165.7	1.5%
Other Service Activities	128.0	1.5%	100.2	1.1%	65.0	0.7%	67.8	0.7%	74.4	0.7%
Activities of Households as Employers, Undifferentiated Goods & Services Producing Activities of Households for Own Use	85.6	1.0%	79.8	0.8%	86.3	0.9%	67.3	0.7%	67.5	0.6%
Others(3)	1,183.9	13.8%	1,433.0	15.1%	1,400.8	14.8%	1,368.8	13.8%	1,565.4	14.5%

Notes:

(1)	Net of amortization.
(2)	Preliminary data as of September 30, 2022.
(3)	Includes loans to individuals for household consumption purposes, loans under the Bangko Sentral’s reverse repurchase arrangement and loans to non-residents.

Non-Performing Loans

The following table provides information regarding NPLs for universal and commercial banks for the periods indicated.

	Total Loans (Gross) and Non-Performing Loans by type of Bank(1)
	As of December 31, (unless otherwise stated)
	2017	2018	2019	2020	2021	2022(2)
	(₱ in billions, except percentages)
Private Domestic Universal banks
Total loans	6,041.0	6,881.3	7,682.5	7,711.6	8,061.1	8,476.9
Non-performing loans	72.0	84.1	111.9	244.6	290.8	237.1
Ratio of non-performing loans to total loans	1.2%	1.2%	1.5%	3.2%	3.6%	2.8%
Other Private Commercial banks
Total loans	309.8	345.1	360.2	361.0	387.0	423.6
Non-performing loans	8.7	9.5	11.0	17.6	19.7	20.3
Ratio of non-performing loans to total loans	2.8%	2.8%	3.1%	4.9%	5.1%	4.8%
Government banks(3)
Total loans	968.3	1,196.4	1,305.9	1,321.3	1,434.5	1,646.2
Non-performing loans	12.5	15.6	28.6	36.3	55.1	92.7
Ratio of non-performing loans to total loans	1.3%	1.3%	2.2%	2.8%	3.9%	5.6%
Foreign banks(4)
Total loans	548.1	595.0	605.4	525.5	574.5	529.7
Non-performing loans	4.3	4.3	5.0	10.2	6.1	3.0
Ratio of non-performing loans to total loans	0.8%	0.7%	0.8%	2.0%	1.1%	0.6%
Total loans	7,867.1	9,017.8	9,954.0	9,919.5	10,457.1	11,076.2
Total non-performing loans	97.5	113.5	156.5	308.8	371.6	353.1
Ratio of non-performing loans to total loans	1.2%	1.3%	1.6%	3.1%	3.6%	3.2%

Source: Bangko Sentral.

Notes

(1)	Consists of two foreign bank subsidiaries.
(2)	Preliminary data as of August 31, 2022.
(3)	Consists of LBP, DBP and Al-Amanah Islamic Investment Bank of the Philippines.
(4)	Consists of 24 foreign banks, and excludes two foreign banks’ subsidiaries.

As of August 31, 2022, according to preliminary data, the gross non-performing loan ratio was 3.2%, which was lower than the ratio of 3.6% recorded as of December 31, 2021. Non-performing loans decreased by 13.3% to ₱353.1 billion as of August 31, 2022 from the ₱371.6 billion recorded as of December 31, 2021, primarily due to easing of the effects of the ongoing global COVID-19 pandemic and the gradual reopening of the economy. The U/KB industry’s total loan portfolio increased by 11.0% to ₱11,076.2 billion as of August 31, 2022 from the ₱10,457.1 billion recorded as of December 31, 2021.

Government Securities Market

As of August 31, 2022, outstanding Government securities amounted to ₱8.9 trillion, 49.5% of which were issuances of treasury bills and fixed rate treasury bonds. The remaining issuances of Government securities consisted of retail treasury bonds, benchmark bonds and onshore dollar bonds, among others.

Government Revenues and Expenditures

The following table sets out Government revenues and expenditures for the periods indicated.

	Government Revenues and Expenditures
	Actual							Budget
	2017(1)	2018(1)	2019(1)	2020(1)	2021(1)	2022(1)(3)		2020	2021
	(₱ in billions, except percentages)
Cash Revenues
Tax revenues:
Bureau of Internal Revenue	1,772.3	1,951.9	2,175.5	1,951.0	2,078.1	1,732.5		1,531.8	2,081.2
Bureau of Customs	458.2	593.1	630.3	537.7	643.6	638.5		455.6	616.7
Other Government offices(2)	20.2	20.9	22.0	15.7	21.0	13.9		14.2	16.9

Total tax revenues	2,250.7	2,565.8	2,827.8	2,504.4	2,742.7	2,384.8		2,001.6	2,714.8
As a percentage of GDP (at current market prices)	13.6%	14.0%	14.5%	14.0%	14.1%	14.9	(4)%	10.1%	14.0%
Non-tax revenues:
Bureau of the Treasury income	99.9	114.2	146.5	219.7	125.3	129.7		65.3	74.7
Fees and charges	40.8	52.7	55.4	23.1	31.7	26.1		25.0	31.2
Privatizations	0.8	15.7	0.8	0.5	0.3	0.1		0.0	0.5
Others (including Foreign grants)	80.9	101.8	106.9	108.3	105.1	96.1		44.7	60.3

Total non-tax revenues	222.4	284.3	309.4	351.3	262.5	271.6		135.0	166.7

Total revenues	2,473.1	2,850.2	3,137.5	2,856.0	3,005.5	2,657.4		2,136.6	2,881.5

Expenditures
Allotment to local government units	530.2	575.7	618.0	804.5	892.7	823.1		500.1	655.8
Interest payments
Foreign	100.1	106.0	110.6	101.4	96.1	93.8		110.9	142.6
Domestic	210.5	243.2	250.3	279.1	333.3	306.2		302.1	389.0

Total interest payments	310.5	349.2	360.9	380.4	429.4	400.0		412.9	531.5

Tax expenditures	8.3	21.6	27.3	33.1	36.7	28.0		9.3	14.5
Subsidy	131.1	136.7	201.5	230.4	184.8	114.3		210.4	231.4
Equity and net lending	1.1	8.9	20.4	34.9	47.5	21.0		75.3	85.5
Others	1,842.5	2,316.5	2,569.6	2,774.0	3,084.5	2,283.9		2,354.4	3,218.5

Total expenditures	2,823.8	3,408.4	3,797.7	4,227.4	4,675.6	3,670.2		3,562.3	4,737.1

Surplus/(Deficit)	(350.6)	(558.3)	(660.2)	(1,371.4)	(1,670.1)	(1,012.8)		(1,425.8)	(1,855.6)
Financing
Net domestic borrowings	731.4	591.5	691.5	1,898.4	1,920.7	1,411.7		2,255.1	1,940.6
Gross domestic borrowings	733.6	594.5	693.8	1,998.7	2,010.1	1,521.6		2,258.1	2,491.0
Less: Amortization	2.2	2.9	2.4	100.3	89.6	81.9		407.1	550.4
Net foreign borrowings	27.6	191.8	184.8	600.8	331.5	264.0		202.9	332.5

Total net financing requirement	758.9	783.3	876.3	2,499.2	2,252.2	1,675.7		2,458.0	2,273.1

Change in cash	255.4	(52.7)	(224.6)	701.7	66.1	718.0

Sources: Bureau of the Treasury; Department of Finance; Department of Budget and Management.

Notes:

(1)

Follows the GFSM 2014 concept wherein reporting of debt amortization reflects the actual principal repayments to the creditor including those serviced by the Bond Sinking Fund. Financing includes gross proceeds of liability management transactions such as bond exchanges.

(2)	Represents tax revenues of the Department of Environment and Natural Resources, Bureau of Immigration and Deportation, Land Transportation Office and other Government entities.
(3)	Preliminary data for the nine months ended September 30, 2022.
(4)	Percentage of GDP is calculated taking preliminary data as of the six months ended June 30, 2022 for total tax revenues.

Revenues

Sources

Total Government revenues in the first nine months of 2022, according to preliminary data, were ₱2,657.4 billion, a 18.8% increase over the ₱2,237.1 billion recorded in the first nine months of 2021. In the first nine months of 2022, Bureau of Internal Revenue collections were ₱1,732.5 billion, a 12.3% increase from the ₱1,542.9 billion recorded in the first nine months of 2021. The Bureau of Customs recorded collections of ₱638.5 billion in the first nine months of 2022, a 35.9% increase from the ₱469.8 billion recorded in the first nine months of 2021. Non-tax revenues were ₱271.6 billion in the first nine months of 2022, a 31.3% increase from the ₱206.9 billion recorded in the first nine months of 2021.

Expenditures

Total Government expenditures in the first nine months of 2022 were ₱3,670.2 billion, a 8.7% increase over the ₱3,376.2 billion recorded in the nine months of 2021. This increase was primarily due to higher disbursements relating to the Government’s efforts to address the effects of the COVID-19 pandemic.

Debt

External Debt

The following table sets out the total outstanding Bangko Sentral-approved and registered external debt.

	Bangko Sentral Approved External Debt
	As of December 31,
	2017	2018	2019	2020	2021	2022(1)
	($ in millions, except percentages)
By Maturity:
Short-term(2)	14,275	16,068	17,208	14,209	15,090	13,907
Medium and long-term	58,823	62,892	66,410	84,279	91,339	93,785

Total	73,098	78,960	83,618	98,488	106,428	107,692

By Debtor(3)
Banking system	19,144	22,672	23,943	21,559	23,539	20,479
Public sector(4)	53,954	56,287	59,675	76,929	82,889	87,213

Total	73,098	78,960	83,618	98,488	106,428	107,692

By Creditor Type:
Banks and financial institutions	22,539	26,529	26,478	24,006	23,695	22,481
Suppliers	3,071	3,015	4,187	3,136	3,687	4,753
Multilateral	12,501	13,746	14,428	21,407	27,125	28,669
Bilateral	11,260	10,931	10,964	12,752	12,508	11,584
Bond holders/note holders	21,779	22,684	25,449	35,028	36,940	37,555
Others	1,949	2,054	2,112	2,160	2,474	2,649

Total	73,098	78,960	83,618	98,488	106,428	107,692

Ratios:
Debt service burden to exports of goods, and services & primary income	6.2%	6.6%	6.7%	6.7%	7.3%	5.1	(5)%
Debt service burden to GNI	2.0%	2.1%	2.1%	1.9%	2.2%	1.5%
External debt to GNI	20.0%	20.6%	20.2%	25.3%	26.1%	25.6	(6)%

Source: Bangko Sentral

Notes:

(1)	Preliminary data as of June 30, 2022, unless otherwise stated.
(2)	Debt with original maturity of one year or less.
(3)	Classification by debtor is based on the primary obligor under the relevant loan or rescheduling documentation.
(4)	Includes public sector debt whether or not guaranteed by the Government; does not include public banks.
(5)	Preliminary data as of July 31, 2022.
(6)	For comparability with annual figures, GNI and GDP were annualized by taking the sum over the past four quarters of the GNI and GDP, respectively.

Direct Debt of the Republic

The following table summarizes the outstanding direct debt of the Republic as of the dates indicated.

	Outstanding Direct Debt of the Republic(1)(2)
	As of December 31,
	2017	2018	2019	2020	2021	2022(3)
	(₱ in millions, except as otherwise indicated)
Medium/long-term debt(4)	6,337,111	6,797,270	7,240,159	8,838,966	10,932,406	13,008,015
Domestic	4,125,941	4,281,605	4,636,469	5,738,647	7,374,271	8,791,575
External (US$)	44,261	47,860	51,252	64,562	69,803	71,896
Short-term debt(5)
Domestic	314,369	494,306	491,131	956,040	796,143	509,085

Total debt	6,652,430	7,292,500	7,731,290	9,795,006	11,728,549	13,517,100

Source: Bureau of the Treasury, Department of Finance.

Notes:

(1)

Includes Government debt that is on-lent to GOCCs and other public sector entities. Excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only and does not include any other public sector debt.

(2)	Amounts in original currencies were translated into U.S. dollars or pesos, using the Bangko Sentral’s reference exchange rates at the end of each period.
(3)	Preliminary data as of September 30, 2022.
(4)	Debt with original maturities of one year or longer.
(5)	Debt with original maturities of less than one year.

Direct Domestic Debt of the Republic

The following table summarizes the outstanding direct domestic debt of the Republic as of the dates indicated.

	Outstanding Direct Domestic Debt of the Republic(1)(2)
	As of December 31,
	2017	2018	2019	2020	2021	2022(3)
	(₱ in millions)
Loans
Direct	156	156	156	156	540,156	156
Assumed(4)	792	792	792	792	0	0
Total loans	948	948	948	948	540,156	156
Securities
Treasury bills	314,369	494,306	486,170	949,479	796,143	509,085
Treasury notes/bonds	4,125,942	4,281,605	4,640,482	5,744,260	7,374,115	8,791,419
Total securities	4,440,312	4,775,911	5,126,652	6,693,739	8,170,414	9,300,660
Total debt	4,441,260	4,776,859	7,731,290	9,795,006	11,728,549	13,517,100

Source: Bureau of the Treasury, Department of Finance.

Notes:

(1)

Includes Government debt that is on-lent to GOCCs and other public sector entities. Excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only, and does not include any other public sector debt.

(2)	Amounts in original currencies were translated into U.S. dollars or pesos, as applicable, using the Bangko Sentral’s reference exchange rates at the end of each period.
(3)

Preliminary data as of September 30, 2022. Amounts in original currencies were translated into U.S. dollars or pesos, as applicable, using Bangko Sentral’s reference exchange rates as of September 1, 2022, which was the next business day following the end of the period indicated.

(4)	Assumed loans of Development Bank of the Philippines, the National Development Company and the Philippine National Bank.

Direct External Debt of the Republic

The following table summarizes the outstanding direct external debt of the Republic as of the dates indicated.

	Outstanding Direct External Debt of the Republic(1)(2)
	As of December 31,
	2017	2018	2019	2020	2021	2022(3)
	($ in millions)
Loans:
Multilateral	10,709	11,726	12,793	19,275	22,574	24,940
Bilateral	6,238	6,289	6,484	8,042	8,308	7,302
Commercial	10	7	5	2	1	1
Total loans	16,957	18,022	51,252	27,319	30,883	39,654
Securities:
Euro Bonds	0	0	841	2,387	4,609	3,969
Yen Bonds	891	2,316	3,184	2,388	1,687	1,615
Philippine Peso Notes	2,596	2,467	2,553	2,700	1,679	1,459
Chinese Yuan Bonds	—	212	569	607	392	0
U.S. Dollar Bonds	23,817	24,842	24,823	29,161	30,553	32,611
Total securities	27,304	29,838	31,970	37,243	38,920	39,654

Total	44,261	47,860	51,252	64,562	69,803	71,896

Source: Bureau of the Treasury, Department of Finance.

Notes:

(1)

Includes Government debt that is on-lent to GOCCs and other public sector entities. Excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only, and does not include any other public sector debt.

(2)	Amounts in original currencies were translated into U.S. dollars using the applicable Bangko Sentral reference exchange rates at the end of each period.
(3)	Preliminary data as of September 30, 2022.

The following table sets out the direct external debt service requirements of the Republic for the years indicated.

	Direct External Debt Service Requirements of the Republic(1)
Year	Principal Repayments	Interest Payments	Total
	($ in millions)
2017(2)	2,813	2,003	4,816
2018(2)	2,114	2,013	4,127
2019(2)	2,637	2,108	4,746
2020(2)	2,832	1,987	4,819
2021(3)	4,653	1,885	6,539
2022(3)(4)	2,513	2,017	4,531
2023(3)(4)	2,227	2,387	4,614
2024(3)(4)	4,112	3,113	7,225

Source: Bureau of the Treasury, Department of Finance.

Notes:

(1)

Excludes debt service in respect of Government debt that is on-lent to GOCCs and other public sector entities or guaranteed by the Government, other than debt originally guaranteed other public sector entities for which the guarantee has been assumed by the Government.

(2)	Amounts in original currencies were translated into U.S. dollars using the applicable Bangko Sentral reference exchange rates prevailing on the date of payment.

(3)	Amounts in original currencies were translated into U.S. dollars using the applicable Bangko Sentral reference exchange rates prevailing on July 1, 2022.
(4)	Projection based on outstanding balance as of December 31, 2021.

Government-Guaranteed Debt

The following table sets out guarantees of indebtedness by the Republic, including guarantees assumed by the Government, as of the dates indicated.

	Summary of Outstanding Guarantees of the Republic(1)(2)					As of September 30(1)(3)
	As of December 31,
	2017	2018	2019	2020	2021	2022
	(in billions)
Total (₱)	478.1	487.6	488.8	458.3	423.9	397.2
Domestic (₱)	197.5	197.5	260.8	254.4	195.1	182.2
External (₱)	280.6	290.0	228.0	203.9	228.8	215.0
External ($)(4)	5.6	5.5	4.5	4.2	4.5	3.7

Source: Bureau of the Treasury, Department of Finance.

Notes:

(1)	Includes debt originally guaranteed by the Government and debt guaranteed by other public sector entities for which the guarantee has been assumed by the Government.
(2)	Amounts in original currencies were translated into U.S. dollars or pesos, as applicable, using Bangko Sentral’s reference exchange rates at the end of each period.
(3)	Based on preliminary data as of September 30, 2022.
(4)	Amounts in original currencies were translated into U.S. dollars using the applicable Bangko Sentral reference exchange rates as of the next business day following the end of the period indicated.
(5)

Amounts in original currencies were translated into U.S. dollars using Bangko Sentral’s reference exchange rates as of January 3, 2022, which was the next business day following the end of the period indicated.

(6)

Amounts in original currencies were translated into U.S. dollars using Bangko Sentral’s reference exchange rates as of October 3, 2022, which was the next business day following the end of the period indicated.

Payment History of Foreign Debt

The following table sets out the outstanding foreign-currency bonds issued by the Republic as of the dates indicated.

	Foreign Currency Bonds Issued by the Republic(1)
	Original Balance as of Issue Date(2)	Outstanding Balance as of December 31, 2020(3)	Outstanding Balance as of December 31, 2021(4)	Outstanding Balance as of September 30, 2022(5)
	($ in millions)
U.S. dollar bonds	30,938	24,823	30,533	32,611
Chinese Yuan Bonds	592	569	392	0
Euro Bonds	2,170	841	4,609	3,969
Japanese yen bonds	2,256	3,184	1,687	1,615
Total foreign-currency bonds	35,956	29,417	37,241	38,195

Source: Bureau of the Treasury, Department of Finance.

Notes:

(1)	Excludes debt securities of GOCCs and other public sector entities guaranteed by the Government.

(2)

Represents the aggregate of the original balances as of the issue dates of foreign currency bonds outstanding as of December 31, 2020. Amounts in original currencies were translated into U.S. dollars using the applicable Bangko Sentral reference exchange rates prevailing on the date of issuance.

(3)	Amounts were translated into U.S. dollars using the applicable Bangko Sentral reference exchange rate as of January 4, 2021.
(4)

Amounts in original currencies were translated into U.S. dollars using Bangko Sentral’s reference exchange rates as of January 3, 2022, which was the next business day following the end of the period indicated.

(5)

Amounts in original currencies were translated into U.S. dollars using Bangko Sentral’s reference exchange rates as of October 3, 2022, which was the next business day following the end of the period indicated.